Exhibit 99.1
W. P. Carey Announces Record Full-Year Investment Volume of $2.1 Billion and Provides Business Update

Full-Year 2025 Disposition Volume of $1.5 Billion, Including $785 Million of Self-Storage Operating Properties

$423 Million of Forward Equity Sold in 2025 and Currently Available for Settlement

New York, NY – January 7, 2026 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a leading net lease REIT specializing in corporate sale-leasebacks, build-to-suits and the acquisition of single-tenant net lease properties, today provided the following business update, including its investment, disposition and capital markets activities.

Investment Activity

Record Full-Year Investment Volume

For the 2025 full year, W. P. Carey completed record investment volume totaling $2.1 billion at a weighted-average initial cash cap rate of approximately 7.6% and an estimated average yield of approximately 9.2% (reflecting contractual rent escalations over the terms of the leases).

Single-tenant warehouse and industrial properties comprised approximately 68% of the Company’s full-year investment volume, while retail properties comprised approximately 22%. From a geographic perspective, approximately 69% of its 2025 investment volume was located in the U.S. and 26% in Europe.

Strong Fourth-Quarter Investment Volume

During the 2025 fourth quarter, the Company completed investment volume totaling about $625 million, including the $322 million acquisition of a portfolio of 10 fitness facilities located in Eastern and Central U.S., net leased to Life Time Fitness, a leading premium fitness operator. Including already-owned properties net leased to Life Time Fitness, it ranked as the Company’s third largest tenant by annualized base rent (ABR) at year-end.

Sources of Equity Capital

Accretive Disposition Activity

During the 2025 fourth quarter, the Company disposed of 44 properties for gross proceeds totaling about $500 million, bringing total gross disposition proceeds for the 2025 full year to $1.5 billion.

Full-year disposition activity included the sale of 63 self-storage operating properties for gross proceeds totaling approximately $785 million, including 31 self-storage operating properties sold during the fourth quarter for gross proceeds totaling approximately $325 million. At year-end, W. P. Carey owned 11 self-storage operating properties, which it anticipates selling during the first half of 2026, further simplifying the Company.

The Company’s 2025 disposition activity supported its ability to accretively fund new investments, primarily through the disposition of non-core assets at yields that generated around 150 basis points of spread to the initial cash cap rates at which it reinvested the proceeds.

Forward Equity

During 2025, the Company sold 6.3 million shares of common stock under its ATM program subject to forward sale agreements at a weighted-average gross price of $67.53 per share, representing total gross proceeds of approximately $423 million, which currently remains available for settlement.

Full-year sales of common stock subject to forward sale agreements included 3.5 million shares sold during the fourth quarter, representing total gross proceeds of approximately $235 million.

Portfolio Update

For the 2025 full year, the Company experienced rent loss from tenant credit events totaling about $6 million, compared to its most recently disclosed assumption of about $10 million.

Hellweg remained current on rent throughout 2025 and, as a result of re-tenanting and sales activity during the year, ranked as the Company’s 17th largest tenant by ABR at year-end.

Jason Fox, Chief Executive Officer, W. P. Carey said: “2025 marked a record high year for investment volume, closing $2.1 billion of deals funded primarily through accretive sales of non-core assets, highlighted by our effective exit from operating self-storage.

“With a strong pipeline of high-quality opportunities to start 2026 and the vast majority of our anticipated equity needs for the year already accounted for — including around $420 million of forward equity, several-hundred million dollars of planned accretive asset sales and $250 to $300 million of expected retained cash flow — we’re well-positioned to continue delivering attractive AFFO growth.”

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,662 net lease properties covering approximately 183 million square feet as of September 30, 2025. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Europe, under long-term net leases with built-in rent escalations.
www.wpcarey.com

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as "may," "will," "should," "would," "will be," "goals," "believe," "project," "expect," "anticipate," "intend," "estimate" "opportunities," "possibility," "strategy," "maintain" or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jason Fox regarding deal volume, sources of capital and AFFO growth. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to fluctuating interest rates, the impact of inflation and tariffs on our tenants and us, the effects of pandemics and global outbreaks of contagious diseases, and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey's filings with the SEC and are available at the SEC's website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com